EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of First Security Group, Inc. of our report dated March 14, 2014 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of First Security Group, Inc. for the year ended December 31, 2013.

/s/ Crowe Horwath LLP
Brentwood, Tennessee
April 17, 2014